Exhibit 34.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Pentalpha Surveillance, LLC

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Applicable Servicing Criteria (Management’s Assertion), Pentalpha Surveillance, LLC (the Company) complied with the servicing criteria set forth in item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB for services by the Company that are encompassed by contractual obligations to perform Regulation AB reporting (the “Platform”),including only those asset-backed securities transactions defined below, as of and for the period from the date the contractual obligation began through December 31, 2011, excluding the following criteria set forth in items 1122(d)(1)(i-iv), 1122(d)(2)(i-vii), 1122(d)(3)(ii-iv), 1122(d)(4)(i-vi) and 1122(d)(4)(viii-xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Appendix A to management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s activities related to the Platform and other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria or its contractual obligations.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the period from the date the contractual obligation began through the year ended December 31, 2011, for the Platform, is fairly stated, in all material respects.

/s/ McGladrey and Pullen, LLP

Irvine, California
March 9, 2012